Exhibit 3.1

DELAWARE
THE FIRST STATE

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "OPGEN, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JANUARY, A.D. 2018, AT 10:51 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
 OPGEN, INC.
OpGen, Inc., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL");
DOES HEREBY CERTIFY AS FOLLOWS:
FIRST: The name of the corporation (the "Corporation") is: OpGen, Inc.
SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on May 7, 2015 (the "Restated Certificate") and a Certificate of Correction of the Restated Certificate (the "Certificate of Correction") was filed with the office of the Secretary of State of Delaware on June 6, 2015 (the "Certificate of Correction" together with the Restated Certificate, the "Charter").
THIRD: The Charter is hereby amended as follows:
(a) Article FOURTH of the Charter is hereby amended by changing the first sentence so that it shall read as follows:
"The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 60,000,000 shares of capital stock, consisting of 50,000,000 shares designated as Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share."
(b) Article FOURTH of the Charter, is hereby supplemented by addition of the following paragraphs as the new fourth and fifth paragraphs under "A. Common Stock.":
Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), the shares of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the "Old Common Stock") shall be reclassified into a different number of shares of Common Stock (the "New Common Stock") such that each twenty-five shares of Old Common Stock shall, at the Effective Time, be automatically reclassified into one share of New Common Stock. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to the immediately preceding sentence. No fractional shares of Common Stock shall be issued as a result of such reclassification. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined in good faith by the Board of Directors of the Corporation.
From and after the Effective Time, the term "New Common Stock" as used in this Article FOURTH shall mean the Common Stock as provided in this Amended and Restated Certificate of Incorporation, as amended by this Certificate of Amendment. The par value of the New Common Stock shall be $0.01 per share.
FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
FIFTH: This Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on this 17th day of January, 2018.
OPGEN, INC.
By:  /s/ Timothy C. Dec
Name: Timothy C. Dec
Title:  Chief Financial Officer